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                           Mueller Industries, Inc.
                         Deferred Compensation Plan
                          Amendment and Restatement
                          Effective January 1, 1997

                                  Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of MUELLER INDUSTRIES, INC., a Delaware corporation, and its subsidiaries

                                  ARTICLE 1
                                 Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, the sum of (i) his or her Elective Deferral Account plus (ii) his or her Employer Matching Contribution Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2 "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary, paid annually in respect of a Plan Year to a Participant as an employee under any Employer's annual bonus and incentive plans. An annual Bonus for a Plan Year may, but need not, be paid during such Plan Year

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary and/or Annual Bonus that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year

1.4 "Base Annual Salary" shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, Directors Fees, and other fees) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of any Employer

1.5 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under the Plan upon the death of a Participant

1.6 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries

1.7   "Board" shall mean the board of directors of the Company
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1.8   "Change in Control" shall mean the first to occur of any of the following events:

      (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), after the date hereof becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50 percent or more of the Company's capital stock entitled to vote in the election of directors;

      (b) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office who were directors at the beginning of the period;

      (c) Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50 percent of the common stock of the surviving corporation immediately after the consolidation or merger;

      (d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

      (e) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member.

1.9   "Claimant" shall have the meaning set forth in Section 13.1.

1.10   "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.11 "Committee" shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to
       Article 12.

1.12   "Company" shall mean MUELLER INDUSTRIES, INC., a Delaware corporation.

1.13 "Company Matching Contribution" shall mean any contribution made and credited to Employer Matching Contribution Accounts by the Company in accordance with Section 3.5 below.

1.14 "Crediting Rate" shall mean, for each Plan Year as selected by the Participant on the Election Form for such year, a rate equal to (a) an interest rate represented by the "Moody's Corporate Bond Rate" in effect for October (as published in the immediately following November) of the prior year or (b) the rate of return of any benchmark fund selected by the Committee. For purposes of the foregoing, the "Moody's Corporate Bond Rate" is an arithmetic average of yields of representative bonds, including industrials, public utilities, Aaa, Aa, A and Baa bonds, published by Moody's Investors Service, Inc. or any successor to that service.


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1.15   "Deduction Limitation" shall mean the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan. The limitation shall be applied to distributions under this Plan as set forth in this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of the distribution. Any amounts deferred pursuant to this limitation shall continue to be credited with interest in accordance with Section 3.6 below. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control.

1.16 "Deferral Amount" shall mean the sum of all of a Participant's Annual Deferral Amounts.

1.17 "Directors Fees" shall mean the annual cash fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors of an Employer.

1.18 "Disability" shall mean a period of disability during which a Participant qualifies for benefits under the Participant's Employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan had the Participant been a participant therein, as determined in the sole and absolute discretion of the Committee.

1.19 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20 "Elective Deferral Account" shall mean the sum of (i) a Participant's Deferral Amount, plus (ii) interest thereon credited in accordance with all the applicable interest crediting provisions of the Plan, net of all distributions from such Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.21 "Employer" shall mean the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.








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1.22   "Employer  Matching Contribution Account" shall mean the sum of (i) a
       Participant's share of Company Matching Contributions plus (ii) interest thereon credited in accordance with the applicable interest crediting provisions of the Plan, net of all distributions from such Account. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.23 "Participant" shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan,
       (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated.

1.24 "Plan" shall mean the Company's Deferred Compensation Plan, which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.25 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and shall specify the Employer or Employers liable for the Participant's benefits hereunder and the magnitude or extent of such liability. The Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer's liability. Upon the complete payment of a Participant's Account Balance, each individual's Plan Agreement and his or her status as a Participant shall terminate.

1.26   "Plan Year" shall be the calendar year, starting with 1996.

1.27 "Preferred Rate" for a Plan Year shall be 120% of the Crediting Rate for such year.

1.28   "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in
       Article 6.

1.29 "Retirement," "Retire," "Retires," or "Retired" shall mean severance from employment or service with all Employers for any reason other than a leave of absence on or after the attainment of (a) age fifty (50) and the completion of ten (10) Years of Service, (b) age fifty-five (55) and the completion of five (5) Years of Service, (c) age sixty-five
      (65), whichever is earliest.

1.30   "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.31   "Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.32   "Termination Benefit" shall mean the benefit set forth in Article 7.

1.33 "Termination of Employment" shall mean the ceasing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, death or an authorized leave of absence.



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1.34   "Trust" shall mean the trust established pursuant to that certain Trust
       Agreement, dated as of January 1, 1996, between the Company and the trustee named therein, as amended from time to time.

1.35 "Withdrawal Amount" shall mean all of a Participant's Account Balance calculated as if such Participant were receiving a lump sum Termination Benefit, less a penalty equal to 10 percent of the Account Balance determined immediately prior to the date of the Participant's election.

1.36 "Years of Service" shall mean the total number of years in which a Participant has been employed by or in the service of an Employer. For purposes of this definition only, a year of employment or service shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant's date of hire (or engagement) and that, for any subsequent year, commences on an anniversary of that hiring date.











































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                                  ARTICLE 2
                       Selection, Enrollment, Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to employees of an Employer who are part of a select group of management or highly compensated employees. From the foregoing, the Committee shall select, in its sole and absolute discretion, employees to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected employee shall complete, execute and return to the Committee within 30 days of selection a Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3 Eligibility; Commencement of Participation. An employee selected to participate herein shall commence participation on the first day of the Plan Year following the employee's completion of all enrollment requirements set forth herein and required by the Committee, including returning all required documents to the Committee and the Committee's acceptance of all submitted documents. Under no circumstances may participation commence in the middle of a Plan Year.




































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                                 ARTICLE 3
                    Deferral Commitments/Interest Crediting

3.1 Minimum Deferral. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus paid in respect of such Plan Year in the following minimum amounts for each deferral elected:

                      Deferral                        Minimum Amount
                      Base Annual Salary              $2,000
                      Annual Bonus                    $2,000

            If no election is made, the amount deferred shall be zero.

3.2 Maximum Deferral. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus up to the following maximum amounts for each deferral elected:

                      Deferral                        Maximum Amount
                      Base Annual Salary              100%
                      Annual Bonus                    100%

3.3 Election to Defer; Effect of Election Form. In connection with a Participant's commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Election Form, which election and form must be accepted by the Committee for a valid election to exist. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year.

3.4 Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant's Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant. Each amount so withheld shall be credited to the Participant's Elective Deferral Account, as of the first day of the month in which the amount is withheld. The Annual Deferral Amount shall be credited to the Participant's Elective Deferral Account. A Participant shall at all times have a fully vested and nonforfeitable interest in his or her Elective Deferral Account.

3.5 Company Matching Contribution. Each Plan Year the Company shall make a Company Matching Contribution on behalf of the Participant. Such contribution shall be equal to the matching contribution the Company would have made to its qualified Section 401(k) plan, assuming no antidiscrimination limitations applied, had the Participant's Annual Deferral Amount hereunder been contributed to the Section 401(k) plan, less the actual matching contribution, if any, made to such qualified plan. These contributions shall be deemed credited to the Participant's Employer Matching Contribution Account on the first day of the Plan Year in respect of which they are made. A Participant will at all times have a fully vested and nonforfeitable interest in each year's contribution (including interest to be credited thereto).



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3.6   Earnings Crediting Prior to Distribution.  Prior to any distributions of benefits under Articles 4, 5, 6 or 7, earnings shall be credited and compounded monthly to a Participant's Account Balance, as such balance is determined each month in accordance with Section 3.4 above. The rate for crediting shall be the Preferred Rate, except as otherwise expressly provided herein. If the Crediting or Preferred Rate is based on Section
      1.14 (a) hereof, such rate shall be determined each month by dividing the applicable Preferred Rate (or , if expressly provide otherwise, the Crediting Rate) by 12. If the Crediting or Preferred Rate is based on
      Section 1.14 (b) hereof, such rate will be determined each month based on the actual performance of the applicable benchmark fund for such month. In the event of Retirement, death, or a Termination of

      Employment, earnings will be credited to the Participant's Account Balance under this Section 3.6 to the end of the month in which such event occurs. If a distribution is made under this Plan, for purposes of crediting earnings, the Account Balance shall be reduced as of the first day of the month in which the distribution is made.

3.7 Interest Crediting for Installment Distributions. In the event a benefit is paid in installments under Articles 5, 6, or 7, interest shall be credited and compounded monthly on the undistributed portion of the Participant's Account Balance in the following manner. Beginning with the first day of the month following the month during which the Participant Retires, dies, or experiences a Termination of Employment, the Participant's Account Balance shall be amortized over the months elected, using the applicable Crediting or Preferred Rate specified below, in either case based on Section 1.14 (a) hereof. As of the first day of the subsequent Plan Year and each Plan Year thereafter until the Participant's Account Balance is paid in full, the Participant's remaining Account Balance, determined as of the first day of the Plan Year, shall be reamortized over the remaining payment period using the applicable monthly interest rate specified below. The applicable monthly rate of interest for crediting shall be the current Preferred Rate in the case of distributions under Article 5 and 6, and the Crediting Rate in the case of distributions under Article 7, divided by 12 and compounded over the remaining period of distribution.

3.8 FICA Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld, the Participant's Employer(s) shall ratably withhold from that portion of the Participant's Base Annual Salary and/or Annual Bonus that is not being deferred, the Participant's share of FICA and Medicare taxes on deferred amounts. If necessary, the Annual Deferral Amount shall be reduced (a) in order to meet any group benefit or similar commitment and/or applicable state withholding taxes to be paid out of the Participant's Base Annual Salary and/or Annual Bonus, and (b) in order to comply with this Section.












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                                   ARTICLE 4
                    Short-Term Payout; Withdrawal Election

4.1 Short-Term Payout. Subject to the Deduction Limitation, in connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future "Short-Term Payout" from the Plan with respect to that Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus interest credited at the Preferred Rate on that amount. Subject to the other terms and conditions of this Plan, each Short-Term payout elected shall be paid within 60 days of the first day of the elected Plan Year that is 3 or more years after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred. Notwithstanding the foregoing, should an event occur that triggers a benefit under Article 5, 6, or 7, any Annual Deferral Amount, plus interest thereon, that is subject to a Short-Term Payout election under this Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.

4.2 Withdrawal Election. A Participant may elect, at any time, to withdraw the Withdrawal Amount. No partial withdrawals shall be allowed. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. Once the Withdrawal Amount is paid, the Participant shall be suspended from eligibility to participate in the Plan until the beginning of the third Plan Year following the date such amount is paid, and the Participant may only resume participation at such time or a later Plan Year by completing again the enrollment requirements specified on Article 2 hereof.






























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                                   ARTICLE 5
                               Retirement Benefit

5.1 Retirement Benefit. Subject to the Deduction Limitation, a Participant who retires shall receive, as a Retirement Benefit, his or her Account Balance with interest credited in accordance with Section 3.6 hereof and, if applicable, Section 3.7 hereof.

5.2 Payment of Retirement Benefits. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in monthly payments over a period of 60, 120, or 180 months (as determined in accordance with Section 3.7 above). If no election is made payments shall be made over a 180 month period. The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least two (2) years prior to the Participant's Retirement. The Election Form most recently accepted by the Committee which meets the requirement of the preceding sentence shall govern the payout of the Retirement Benefit. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days from the date the Participant Retires.

5.3 Death Prior to Completion of Retirement Benefits. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the beneficiary and allowed at the sole and absolute discretion of the Committee. The lump sum payment will be the Participant's Account Balance at the time of his or her death, or, if later, the time the lump sum payment is actually made.


























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                                  ARTICLE 6
                        Pre-Retirement Survivor Benefit

6.1 Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, if a Participant dies before he or she Retires or has a Termination of Employment, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance with interest credited in accordance with Section 3.6 hereof and, if applicable 3.7 hereof.

6.2 Payment of Pre-Retirement Survivor Benefits. The Pre-Retirement Survivor Benefit shall be paid in the payment period previously elected by the Participant for the payment of the Retirement Benefit, or, if no election was made, monthly for 15 years. However, the Pre-Retirement Survivor Benefit payment may be made as a lump sum at the request of the Beneficiary and at the sole and absolute discretion of the Committee. The first (or only payment, if made in lump sum) shall be made within 60 days of the Committee's receiving proof of the Participant's death.









































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                                 ARTICLE 7
                            Termination Benefit

7.1 Termination Benefits. Subject to the Deduction Limitation, if a Participant experiences a Termination of Employment prior to his or her Retirement, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance with interest credited in accordance with Section 3.6 hereof and, if applicable,
      Section 3.7 hereof.

7.2 Payment of Termination Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or in monthly payments over a period of 60, 120, or 180 months (as determined in accordance with Section 3.7 above). The Participant may change the selection to an allowable alternative pay out period by submitting a new election form to the Committee, provided that any such Election Form is submitted at least two (2) years prior to the Participant's Termination of Employment. The Election Form most recently accepted by the Committee which meets the requirement of the preceding sentence shall govern the payout of the Termination Benefit. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days from the date of the Participant's Termination of Employment.

7.3 Death Prior to Completion of Termination Benefits. If a Participant dies after Termination of Employment but before the Termination Benefit is paid in full, the Participant's unpaid termination benefit payments shall continue and shall be paid to the Participant's beneficiary (a) over the remaining number of months and in the same amounts as the benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the beneficiary and allowed at the sole and absolute discretion of the Committee. The lump sum payment will be the Participant's Account Balance at the time of his or her death, or, if later, the time the lump sum payment is actually made.

                                   ARTICLE 8
                         Disability Waiver and Benefit

8.1   Disability Waiver.

      (a) Eligibility. By participating in the Plan, all Participants are eligible for this waiver.

      (b) Waiver of Deferral; Credit for Plan Year of Disability. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections.

      (c) Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 Benefit Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan but subject to Section 8.1, above, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6 and 7 in accordance with the provisions of those Articles. Employee shall be considered an active employee for purposes of Section 1.36 hereof during a Disability. Notwithstanding the above, the Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to terminate a Participant's employment at any time after such Participant is determined to be permanently and totally disabled under the Participant's Employer's long-term disability plan or would have been determined to be permanently and totally disabled had he or she participated in such plan. In such case, the Participant's Termination Benefit under Article 7 hereof shall, if payable in installments, be computed, notwithstanding Section 3.7 hereof, using the Preferred Rate for the Plan Year in which the particular installment is paid.

















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                                  ARTICLE 9
                            Beneficiary Designation

9.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent

9.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above, or, if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant's estate.

9.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

                                    ARTICLE 10
                                 Leave of Absence

10.1 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by the Employer for purposes of Section
       1.36 hereof and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by the Employer for purposes of Section 1.36 hereof, but the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the date the Participant returns to paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                                   ARTICLE 11
                     Termination, Amendment or Modification

11.1 Termination. Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer. Upon the termination of the Plan, the Participant's Account Balance shall be paid out as though the Participant had experienced a Termination of Employment on the date of Plan termination, or, if Plan termination occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired on the date of Plan termination, or, if Plan termination occurs after the Participant Retired or had a Termination of Employment and commenced (but not completed) distribution hereunder, benefits shall continue to the Participant pursuant to the terms hereof without regard to the Plan termination.

11.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease a Participant's Account Balance, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire or who did have a Termination of Employment on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected.

11.3 Interest Rate in the Event of a Change in Control and Interest. In connection with a Termination of Employment or a Plan termination, amendment or modification under Sections 11.1 and 11.2, above, occurring within two years following a Change in Control, the interest rate for an installment payment shall in all events, notwithstanding
       Section 3.7 hereof, be the Preferred Rate for the Plan Year in which the installment payments commence.

11.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant's Plan Agreement shall terminate.

                                  ARTICLE 12
                                Administration

12.1 Committee Duties. This Plan shall be administered by a Committee, to be known as the Mueller Deferred Compensation Plan Committee, which shall consist of individuals approved by the Board. The initial members shall include the Chairman of the Board, and the Chief Executive Officer and Chief Financial Officer of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

12.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

12.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan to the fullest extent permitted by applicable law.

12.5 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

                                  ARTICLE 13
                               Claims Procedure

13.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2 Notification of Decision. The Committee shall consider a Claimant's claim within 60 days of the making of the claim, and shall notify the Claimant in writing:

       (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

       (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by he Claimant:

             (i) the specific reason(s) for the denial of the claim, or any part of it;

             (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

             (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

             (iv)   an explanation of the claim review procedure set forth in
                    Section 13.3 below.

13.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure begins, the Claimant (or the Claimant's duly authorized representative):

       (a)   may review pertinent documents;

       (b)   may submit written comments or other documents; and/or

       (c) may request a hearing, which the Committee, in its sole discretion, may grant.

13.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

       (a)   specific reasons for the decision;

       (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

       (c)   such other matters as the Committee deems relevant.

13.5 Legal Action. A Claimant's compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                  ARTICLE 14
                                    Trust

14.1 Establishment of Trust. The Company shall establish the Trust. While no Employer guarantees the level of funding, it is the Employers' intention that sufficient assets be transferred to the Trust so that the value of the Trust at all times equals or exceeds the aggregate value of Account Balances.

14.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employers shall at all times remain liable to carry out their obligations under the Plan. The Employers' obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

                                  ARTICLE 15
                                Miscellaneous

15.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any specific property or assets of an Employer. Any and all of an Employer's assets shall be, and remain, the general, unpledged and unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.2 Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

15.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

15.4 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

15.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be reasonably requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7 Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

15.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Tennessee.

15.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

                        Vice President, Human Resources
                        MUELLER INDUSTRIES, INC.
                        8001 Centerview Parking, Suite 103
                        Cordova, TN  38018

       Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. The Committee may from time to time change its address for the purpose of notice or filing required or permitted to be given to the Committee under this Plan by giving written notice to the Participants specifying a new address.

       Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

15.12 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

15.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant's tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to that Participant's federal, state and local tax liability associated with such taxation (which amount shall not exceed the Participant's vested Account Balance), which liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

15.16 Legal Fees to Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or the Committee has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided, then the Company irrevocably authorizes such person to retain counsel of his or her choice at the expense of the Company to represent such person in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Committee, or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document as of ______________________, 1997.


                                          MUELLER INDUSTRIES, INC.
                                          a Delaware corporation

                                          By:_____________________________

                                          Its:____________________________